AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 8, 2008

THIS AMENDMENT NO. 2 to Agreement and Plan of Merger is made and entered into this ____ day of August, 2008, by and among BIOMEDICAL TECHNOLOGY SOLUTIONS, INC., a Colorado corporation ("BMTS"); CET SERVICES, INC., a California corporation ("CET"); and CET ACQUISITION CORP., a Colorado subsidiary of CET ("CETAC").  BMTS, CET and CETAC are hereinafter sometimes individually referred to as a “party” and collectively as the “parties”.

WITNESETH:

WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of May 8, 2008, as amended by Amendment No. 1 thereto dated as of July 9, 2008 (collectively the “Agreement”); and

WHEREAS, the parties desire to further modify and amend certain provisions of the Agreement in the particulars herein below set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

1.

Section 4.7 of the Merger Agreement is hereby amended to provide that at Closing, ownership of Parcel 2, which is owned by Arizona Ave., LLC, shall remain with and shall be retained by Community Builders.

2.

In consideration of the retention of Parcel 2, Community Builders shall pay to CET, or its successors or assigns, the sum of $146,000, which shall be evidenced by its promissory note in the principal amount of $146,000, which, together with interest at the rate of 4% per annum, shall be due and payable on or before December 31, 2008.  Such promissory note shall be guaranteed by Steven H.  Davis and Craig Barto.

3.

This Amendment may not be construed to amend the Agreement in any way except as expressly set forth herein.  The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

a.

Any breach of the Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

b.

Any right or remedy arising from or available to a party by reason of a breach of the Agreement by any other party or parties.

4.

The parties hereby confirm that the Agreement, as amended by this Amendment, is in full force and effect.  In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

5.

Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

CET ACQUISITION CORP.

a Colorado corporation

By:

/s/ Steven H. Davis ____________

Steven H. Davis, President

CET SERVICES, INC.

a California corporation

By:

/s/ Steven H. Davis ______________

Steven H. Davis, President & CEO

BIOMEDICAL TECHNOLOGY SOLUTIONS, INC.

A Colorado corporation

By

/s/   Donald G. Cox ______________

Donald G. Cox, President & CEO

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